Exhibit 99.1

PRESS RELEASE

Investor Relations:

303-605-1042

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2016 Results

Denver, Colorado  – (Business Wire)  – February 2, 2017– Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and year ended December 31, 2016.

Overview for the fourth quarter of 2016 as compared to the fourth quarter of 2015:

•	Revenue increased 3.7% to $1.0 billion
•	Comparable restaurant sales for the month of December increased 14.7% and declined 4.8% for the full quarter
•	Restaurant level operating margin was 13.5%, a decrease from 19.6%
•	Net income was $16.0 million, a decrease from $67.9 million
•	Diluted earnings per share was $0.55, a decrease from $2.17
•	Opened 72 new restaurants

Overview for the year ended December 31, 2016 as compared to the prior year:

•	Revenue decreased 13.3% to $3.9 billion
•	Comparable restaurant sales decreased 20.4%
•	Restaurant level operating margin was 12.8%, a decrease from 26.1%
•	Net income was $22.9 million, a decrease from net income of $475.6 million
•	Diluted earnings per share was $0.77, a decrease from $15.10
•	Opened 240 new restaurants, net of 3 relocations or closures

“We are energized and focused to achieve our goals in 2017, and to return to a path of long-term value creation for our shareholders,” said Steve Ells, Founder, Chairman and CEO of Chipotle. “Returning to our roots of what originally made Chipotle great has helped refocus all of our strategies toward the guest experience. In the upcoming year we intend to continue to simplify and improve our restaurant operations, utilize creative marketing to rebuild our brand, and further the roll-out of our digital sales efforts. All three of these strategic initiatives are centered on improving the guest experience and restoring customer affinity for the Chipotle brand, and we are confident in our teams’ abilities as we start this new year.”

Fourth quarter 2016 results

Revenue for the quarter was $1.0 billion, up 3.7% from the fourth quarter of 2015.  The increase in revenue was driven by new restaurant openings, partially offset by a  4.8% decrease in comparable restaurant sales. Comparable restaurant sales declined primarily as a result of a decrease in the number of transactions in our restaurants, and to a lesser extent from a decline in average check. Comparable restaurant sales decreased 20.2% and 1.4% in October and November 2016, and increased 14.7% in December 2016. Comparable restaurant sales benefitted from easier comparisons due to lower sales levels in November and December 2015. We opened 72 new restaurants during the quarter, bringing the total restaurant count to 2,250.

Food costs were 35.3% of revenue, an increase of 150 basis points compared to the fourth quarter of 2015. The increase was driven by higher avocado prices and increased expense for pre-diced tomatoes, partially offset by relief in beef prices.

Restaurant level operating margin was 13.5% in the quarter, a decrease from 19.6% in the fourth quarter of 2015.  The decrease was driven primarily by increased marketing and promotional spend, sales deleveraging and higher food costs.

General and administrative expenses were 6.3% of revenue for the fourth quarter of 2016,  an increase of 160 basis points over the fourth quarter of 2015. In dollar terms, general and administrative expenses increased compared to the fourth quarter of 2015 due to increased stock based compensation and legal expenses, partially offset by lower bonus expense.

Net income for the fourth quarter of 2016 was $16.0 million, or $0.55 per diluted share, compared to net income of $67.9 million, or $2.17 per diluted share, in the fourth quarter of 2015.

Full year ended December 31, 2016 results

Revenue for the full year 2016 was $3.9 billion,  down 13.3% from the prior year.  The decrease in revenue was driven by a 20.4% decrease in comparable restaurant sales, partially offset by revenue from new restaurants. Comparable restaurant sales declined primarily as a result of a decrease in the number of transactions in our restaurants, and to a lesser extent from a decline in average check.

We opened 240 new restaurants during the full year 2016,  net of 3 relocations or closures, bringing the total restaurant count to 2,250.

Food costs were 35.0% of revenue, an increase of 160 basis points as compared to the prior year. The increase was driven by increased waste and costs related to new food safety procedures as well as higher avocado prices, partially offset by relief in beef prices and a benefit of menu price increases implemented in select restaurants in the second half of 2015.

Restaurant level operating margin was 12.8% for the full year 2016, a decrease from 26.1% from the prior year. The decrease was driven by sales deleverage, increased marketing and promotional spending, and other increased costs of doing business.

General and administrative expenses were 7.1% of revenue for the full year of 2016,  an increase of 150 basis points over the prior year, primarily as a result of sales deleverage.  In dollar terms, general and administrative costs increased compared to the prior year due to higher legal expense, higher payroll costs as we grew, and expenses associated with our biennial All Managers’ Conference held during 2016, partially offset by lower bonus expense and travel costs.

Our 2016 effective tax rate was 40.8%, an increase of 2.6% from 2015, due to higher state tax rates, not qualifying for the federal research and development tax credit in 2016, and non-deductible items on overall lower pre-tax operating income.

Net income for the full year of 2016 was $22.9 million, or $0.77 per diluted share, compared to net income of $475.6 million, or $15.10 per diluted share, for the prior year.

Outlook

For 2017, management is targeting the following:

•	Comparable restaurant sales increases in the high-single digits
•	195 - 210 new restaurant openings
•

An estimated effective full year tax rate to be between 39.0% and 39.5%, which will be impacted by volatility due to a recently issued accounting standard that changes how we account for taxes associated with stock-based compensation awards.

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Comparable restaurant transactions represent the change in period-over-period transactions, including transactions with no sales dollars due to promotional discounts, for restaurants in operation for at least 13 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the fourth quarter and full year 2016 financial results on Thursday, February 2, 2017 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-791-4326 or for international callers by dialing 1-913-905-3216. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, our founder, chairman and CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls, and salads made from fresh, high-quality ingredients, prepared using classic cooking methods and served in an interactive style allowing people to get exactly what they want. Chipotle seeks out extraordinary ingredients that are not only fresh, but that are raised responsibly, with respect for the animals, the land, and the people who produce them.  Chipotle prepares its food using whole, unprocessed ingredients and without the use of added colors, flavors or other additives typically found in fast food. Chipotle opened with a single restaurant in Denver in 1993 and as of December 31, 2016, operated 2,250 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales, number of new restaurant openings, and effective tax rate, for 2017 are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of food-borne illness incidents beginning in late 2015, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies or higher food costs due to new supply chain protocols; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel and uncertainties arising from recent changes in our management team; risks regarding our ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2016		2015
Revenue	$1,034,560	100.0%	$997,507	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	365,612	35.3	337,065	33.8
Labor	284,250	27.5	260,585	26.1
Occupancy	76,489	7.4	68,143	6.8
Other operating costs	168,563	16.3	136,184	13.7
General and administrative expenses	65,069	6.3	46,875	4.7
Depreciation and amortization	38,072	3.7	34,140	3.4
Pre-opening costs	4,118	0.4	5,452	0.5
Loss on disposal and impairment of assets	1,837	0.2	5,450	0.5
Total operating expenses	1,004,010	97.0	893,894	89.6
Income from operations	30,550	3.0	103,613	10.4
Interest and other income, net	588	0.1	1,795	0.2
Income before income taxes	31,138	3.0	105,408	10.6
Provision for income taxes	(15,163)	(1.5)	(37,534)	(3.8)
Net income	$15,975	1.5%	$67,874	6.8%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(2,252)		(1,718)
Unrealized gain (loss) on investments, net of income taxes of $336 and $946	(464)		(1,522)
Other comprehensive income (loss), net of income taxes	(2,716)		(3,240)
Comprehensive income	$13,259		$64,634
Earnings per share:
Basic	$0.55		$2.19
Diluted	$0.55		$2.17
Weighted average common shares outstanding:
Basic	28,903		31,027
Diluted	29,003		31,312

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

	Year ended December 31,
	2016		2015
	(unaudited)
Revenue	$3,904,384	100.0%	$4,501,223	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,365,580	35.0	1,503,835	33.4
Labor	1,105,001	28.3	1,045,726	23.2
Occupancy	293,636	7.5	262,412	5.8
Other operating costs	641,953	16.4	514,963	11.4
General and administrative expenses	276,240	7.1	250,214	5.6
Depreciation and amortization	146,368	3.7	130,368	2.9
Pre-opening costs	17,162	0.4	16,922	0.4
Loss on disposal and impairment of assets	23,877	0.6	13,194	0.3
Total operating expenses	3,869,817	99.1	3,737,634	83.0
Income from operations	34,567	0.9	763,589	17.0
Interest and other income, net	4,172	0.1	6,278	0.1
Income before income taxes	38,739	1.0	769,867	17.1
Provision for income taxes	(15,801)	(0.4)	(294,265)	(6.5)
Net income	$22,938	0.6%	$475,602	10.6%
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	(1,291)		(6,322)
Unrealized gain (loss) on investments, net of income taxes of ($849) and $946	1,402		(1,522)
Other comprehensive income (loss), net of income taxes	111		(7,844)
Comprehensive income	$23,049		$467,758
Earnings per share:
Basic	$0.78		$15.30
Diluted	$0.77		$15.10
Weighted average common shares outstanding:
Basic	29,265		31,092
Diluted	29,770		31,494

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	December 31,
	2016	2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,880	$248,005
Accounts receivable, net of allowance for doubtful accounts of $259 and $1,176 as of December 31, 2016 and 2015, respectively	40,451	38,283
Inventory	15,019	15,043
Prepaid expenses and other current assets	44,080	39,965
Income tax receivable	5,108	58,152
Investments	329,836	415,199
Total current assets	522,374	814,647
Leasehold improvements, property and equipment, net	1,303,558	1,217,220
Long term investments	125,055	622,939
Other assets	53,177	48,321
Goodwill	21,939	21,939
Total assets	$2,026,103	$2,725,066
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$78,363	$85,709
Accrued payroll and benefits	76,301	64,958
Accrued liabilities	127,129	129,275
Total current liabilities	281,793	279,942
Deferred rent	288,927	251,962
Deferred income tax liability	18,944	32,305
Other liabilities	33,946	32,883
Total liabilities	623,610	597,092
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2016 and 2015, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,833 and 35,790 shares issued as of December 31, 2016 and 2015, respectively	358	358
Additional paid-in capital	1,238,875	1,172,628
Treasury stock, at cost, 7,019 and 5,206 common shares at December 31, 2016 and 2015, respectively	(2,049,389)	(1,234,612)
Accumulated other comprehensive income (loss)	(8,162)	(8,273)
Retained earnings	2,220,811	2,197,873
Total shareholders' equity	1,402,493	2,127,974
Total liabilities and shareholders' equity	$2,026,103	$2,725,066

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2016	2015
	(unaudited)
Operating activities
Net income	$22,938	$475,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146,368	130,368
Deferred income tax (benefit) provision	(14,207)	11,666
Loss on disposal and impairment of assets	23,877	13,194
Bad debt allowance	(262)	(23)
Stock-based compensation expense	64,166	57,911
Excess tax benefit on stock-based compensation	(1,320)	(74,442)
Other	(604)	582
Changes in operating assets and liabilities:
Accounts receivable	(1,923)	(3,504)
Inventory	(91)	262
Prepaid expenses and other current assets	(4,259)	(5,259)
Other assets	(4,855)	(5,619)
Accounts payable	(6,734)	19,525
Accrued liabilities	33,491	(7,440)
Income tax payable/receivable	54,340	32,756
Deferred rent	37,030	32,911
Other long-term liabilities	1,287	4,826
Net cash provided by operating activities	349,242	683,316
Investing activities
Purchases of leasehold improvements, property and equipment	(258,842)	(257,418)
Purchases of investments	-	(559,372)
Maturities of investments	45,000	352,650
Proceeds from sale of investments	540,648	-
Net cash provided by (used in) investing activities	326,806	(464,140)
Financing activities
Acquisition of treasury stock	(837,655)	(460,675)
Excess tax benefit on stock-based compensation	1,320	74,442
Stock plan transactions and other financing activities	52	(207)
Net cash used in financing activities	(836,283)	(386,440)
Effect of exchange rate changes on cash and cash equivalents	110	(4,196)
Net change in cash and cash equivalents	(160,125)	(171,460)
Cash and cash equivalents at beginning of year	248,005	419,465
Cash and cash equivalents at end of year	$87,880	$248,005
Supplemental disclosures of cash flow information
Income taxes paid	$23,862	$248,547

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2016	2016	2016	2016	2015
Number of restaurants opened	72	55	58	58	79
Restaurant relocations/closures	-	(1)	-	(2)	-
Number of restaurants at end of period	2,250	2,178	2,124	2,066	2,010
Average restaurant sales	$1,868	$1,914	$2,067	$2,230	$2,424
Comparable restaurant sales increase (decrease)	(4.8%)	(21.9%)	(23.6%)	(29.7%)	(14.6%)